Exhibit 99.1

1 2 3 4 5 6 7 8 ************************************** 9 AUDIO TRANSCRIPTION OF 10 CNBC NEWS 11 "SQUAWK BOX" INTERVIEW OF 12 DANIEL O'DAY 13 GILEAD TO ACQUIRE IMMUNOMEDICS 14 September 14, 2020 15 ************************************** 16 17 18 19 20 21 22 23 24 25 Page 1

Page 2 1 MR. KERNEN: Thanks. And Gilead is buying 2 cancer drugmaker Immunomedics in a $21 billion deal. 3 Meg Tirrell joins us with a special guest. Good morning 4 again, Meg. 5 MS. TIRRELL: Good morning, Joe. That 6 special guest is Dan O'Day, the CEO of Gilead. Dan, 7 thanks for being with us so early out there in San 8 Francisco. Tell us about why this deal makes sense for 9 Gilead. 10 MR. O'DAY: Well, thanks, Meg, for having 11 me. Yeah, you know, we're very excited about the 12 opportunity this medicine, Trodelvy, can bring to 13 patients, first, with a very difficult to treat breast 14 cancer. And we're really proud of the work that 15 Immunomedics and the colleagues there have done, but 16 also the fact that this medicine could potentially help 17 patients with other types of cancers. 18 This is a really, you know, a cutting-edge 19 technology in that it identifies a protein on a cancer 20 cell that's highly expressed in many different types of 21 cancer called TROP-2. And this medicine goes into the 22 tumor environment, the cancer environment, and then 23 delivers a toxic medicine that kills the cancer cells. 24 And the results have been pretty dramatic in the 25 late-stage triple-negative breast cancer setting which

Page 3 1 is a difficult to treat breast cancer type that affects 2 younger women. It's more than doubled what we've seen 3 with chemotherapy before. 4 So this is an important acquisition for 5 patients, it's an important acquisition for Gilead, 6 because it allows us to really complement the portfolio 7 we've been putting together of cancer medicines to help 8 patients with cancer, both in solid tumors, which is 9 really what this medicine is for, as well as the work 10 we're doing in blood cancers with our colleagues at Kite 11 and acquisitions like Forty Seven that we did earlier 12 this year. So very excited about this opportunity. 13 MS. TIRRELL: And a lot of the feedback 14 that I've been seeing since the deal was announced last 15 night is that Wall Street is generally in favor of the 16 idea of the deal. Many are the questioning the price 17 you're paying. Now, 108 percent premium to where 18 Immunomedics' stock closed on Friday, your stock down 19 less than 1 percent this morning, but we also just saw a 20 deal from Merck to take a billion-dollar stake in 21 Seattle Genetics; another company developing these 22 antibody-drug conjugates for cancer. 23 Some talk that this was a competitive 24 process, you had other bidders that you needed to 25 protect against. Tell us about the process and how you reached this price. Page 4 2 MR. O'DAY: So yes. I mean, certainly it 3 was a competitive process. It started a couple of 4 months ago as partnership discussions and many companies 5 were involved. You know, you mention this technology. 6 It has been around for a while, this technology of 7 targeting cancer medicines, you know, in this way, but 8 actually, it's a very difficult thing to get right. And 9 to be able to get the right level of benefit for 10 patients and also to have the reduced side effects as 11 well. 12 So this is something that, you know, many 13 companies were looking at. Of course, we had the 14 opportunity to look and build a relationship with the 15 colleagues at Immunomedics who we trust greatly. I 16 think the important thing when you talk about price and 17 value is to think about this not as a single product for 18 a single indication, but a medicine that could actually 19 help -- potentially help patients with a number of 20 different cancers. 21 So even though the data that we've seen so 22 far in the late-stage setting is in triple-negative 23 breast cancer, there's another form of breast cancer 24 called hormone receptor positive breast cancer where 25 there's been very interesting data, there's bladder

Page 5 1 cancer data. And all of this data -- some of this data 2 will be seen actually this coming weekend at a 3 scientific conference called ESMO, and of course, we've 4 had the ability to see that data. So when one thinks 5 about the value of this, you have to think about the 6 fact that we've also seen data that the rest of the 7 world hasn't seen and that you will be seeing shortly. 8 (End of Video File 1 of 2) 9 MR. KERNEN: Dan, I think we lost Meg. 10 I'll take over -- 11 MR. O'DAY: I can't hear Meg. Go ahead, 12 Joe. 13 MR. KERNEN: Okay. I'm reading right now 14 about potential tie-ups that might've happened with you, 15 with Gilead. And I guess post-COVID, it doesn't really 16 make much sense, I'm thinking of AstraZeneca or 17 something like that. I guess at this point you are an 18 acquirer and there's -- it'd be very difficult to 19 swallow Gilead at this point. Is that more likely now 20 that you're gonna stay independent and continue to 21 acquire and build Gilead rather than a tie-up with even 22 a more major, if you will, pharmaceutical? 23 MR. O'DAY: Yeah, Joe. So our strategy -- 24 I mean, this is a terrific company that, you know, I 25 joined about a year and a half ago. And I came here for

1 the reasons that it's focused on transformational 2 medicines. I mean, this is a company that cured 3 hepatitis-C, that turned HIV into a chronic illness. 4 The scientists and the colleagues here are firmly 5 focused -- we're all firmly focused on -- we want to Page 6 6 deliver ten transformative medicines in the next decade. 7 And that's really what we're focused on. We certainly 8 have the capabilities to do that. 9 And you know, with this acquisition of 10 Immunomedics, it allows us to really, you know, 11 transform our oncology portfolio, cancer portfolio, but 12 we're still firmly focused on HIV, of course, we have 13 more work to do there, on inflammation, and we're 14 continuing to build our presence. So yeah, we're firmly 15 focused on creating value for patients, first and 16 foremost, and shareholders through our strategy of 17 keeping the bar high on transformational medicines and 18 building in our areas of expertise. 19 MR. KERNEN: Meg, I think your audio's 20 back. I don't know, you screwed up your camera or 21 something. 22 MS. TIRRELL: Well, Dan, it's Meg again and 23 I'm -- 24 MR. O'DAY: Hey, Meg. 25 MR. KERNEN: Yeah, go ahead -- but we have 24

1 audio I think. 2 MS. TIRRELL: Yes, thanks Joe. Page 7 3 MR. KERNEN: Oh, it's working. Oh, good. 4 MS. TIRRELL: Dan, sorry about that. I 5 want to ask you, of course, about your work in 6 infectious diseases, you know, remdesivir being such a 7 focal point in this pandemic to try to treat COVID-19. 8 And we just saw some data this morning that a drug from 9 Lilly and Incyte called baricitinib was shown in an NIH 10 trial to shorten recovery time by an additional day when 11 added to remdesivir on top of remdesivir alone. 12 You, of course, showed that remdesivir 13 could shorten recovery to 11 days from an average of 15 14 from COVID-19. But there was a story last week 15 suggesting that hospitals aren't using remdesivir that 16 much, that they only accepted three-quarters of what was 17 offered to them in the last few months. Can you just 18 tell us about how that drug is doing? 19 MR. O'DAY: Sure. Very proud to be a part 20 of this devastating pandemic and a piece of the puzzle, 21 of course, and with my colleagues in research-based 22 biotech and pharma industry, we're firmly focused on 23 improving outcomes for patients and preventing this 24 disease. And first, let me say that on the supply side, 25 because there's been some news out about that, because

Page 8 1 of the moves we took in January before we ever knew this 2 medicine was going to be successful, and the fact that 3 it takes six to seven months to produce this from start 4 to finish, you know, I'm happy to say that as of today 5 we have more than a sufficient supply for patients in 6 the U.S. that have the misfortune of being hospitalized. 7 And as of October, we'll actually have enough to support 8 the rest of the world in terms of realtime demand. 9 That's important as we think about the 10 upcoming winter season in the northern hemisphere. The 11 second thing is, on the clinical data side, yes, we've 12 done three gold-standard trials, all have been very, 13 very consistent about the benefit of remdesivir for 14 patients in the hospital, and particularly, if it's used 15 even earlier in the hospital setting. We see maybe the 16 greatest benefit for those patients that are just 17 starting to get oxygen in the hospital in terms of their 18 recovery times and in terms of their ability to be able 19 to survive the disease. 20 So it really provides an important impact 21 for patients, and of course, hospitals and doctors and 22 caregivers are coming up to speed with this information, 23 but there's no doubt it provides a really important 24 impact. And as you mentioned, you know, for 25 particularly later stage patients, when it's beyond just

Page 9 1 the control of the virus, but there's other things going 2 on in the body that affect the patients, this concept of 3 combining remdesivir with another agent, in this case an 4 immunosuppressive, can provide even better benefit for 5 later stage patients. 6 Let me just say that we're not finished 7 with remdesivir, so we're looking -- and we started 8 trials in September of looking at this medicine that's 9 give by IV in the outpatient setting. So if we can keep 10 people out of the hospital in high-risk cases, and we're 11 starting also to look at this in an inhaled form, 12 because if one could do without an IV, but right to the 13 site of where you get this replication of the virus in 14 the lungs, we're also hopeful that you might be able to 15 treat outside the hospital and prevent patients from 16 ever going to the hospital. So we're firmly committed, 17 as I know my colleagues are in the industry, to finding 18 the way -- the path forward here. 19 MR. SORKIN: Can you speak directly to the 20 inhaler piece in terms of what you think the timing 21 would be for both tests and potentially even getting 22 that to the public? I think there's a lot of -- a lot 23 of hope around that, and a lot of people are hoping that 24 come this spring between a vaccine and therapeutics, 25 maybe like the one you're talking about, that the world

Page 10 1 could have a lot more confidence in going back to some 2 real semblance of normal. What does that timeline even 3 look like for you in your mind? 4 MR. O'DAY: So I think the concept of using 5 remdesivir as an IV outpatient, so for nursing homes or 6 other settings, that's probably a shorter timeline. The 7 inhaled version -- remember, I mean, this is -- we're 8 moving at light speed in the industry. I mean, in fact, 9 you know, from when this virus showed its head in 10 January, in three months' time we had the first of our 11 gold-standard trials, but with a new formulation of a 12 medicine, it does take a little bit longer. 13 So we're in the early stages of testing for 14 that. Having said that, we'll also look to accelerate 15 that, so depending on the results that we see over the 16 coming months with the early stage testing, we may be 17 moving this into later stage trials towards the end of 18 this year, early next year. And we'll just have to see, 19 you know, we want to follow the science here, we don't 20 want to get ahead of it. We want to make sure that 21 we're doing the right thing for patients and for 22 society. But it's really a next-year issue to get more 23 information and data on the inhaled version. 24 MS. TIRRELL: All right, Dan. Thanks so 25 much for being with us this morning. And just to note,

1 guys, I mean, that's still incredibly fast for a new 2 formulation of a medicine. So amazing to watch this Page 11 3 work during a pandemic. Dan, thanks for being with us. 4 MR. O'DAY: Thanks, Meg, for having us. 5 Thanks everybody. 6 (End of Video File 2 of 2) 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25

CERTIFICATION 2 3 4 5 6 7 Page 12 8 I, Carmel Martinez, TX CSR No. 8128, FPR No. 1065, 9 do certify that I was authorized to and did listen to 10 and transcribe the foregoing recorded proceedings and 11 that the transcript is a true record to the best of my 12 ability. 13 14 Dated this 14th day of September, 2020. 15 16 17 18 19 Carmel Martinez, 20 TX CSR No. 8128 21 FL FPR No. 1065 22 23 24 25

Forward-Looking Statements

This document contains forward-looking statements related to Gilead, Immunomedics and the acquisition of Immunomedics by Gilead that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding: the intent, belief or current expectation of the companies’ and members of their senior management team. Forward-looking statements include, without limitation, statements regarding the business combination and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Immunomedics’ product pipeline and successfully commercialize Trodelvy; expectations for achieving full U.S. Food and Drug Administration approval based on Immunomedics’ confirmatory data for Trodelvy and Immunomedics’ development of Trodelvy for additional indications; clinical trials (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the possibility of unfavorable results from clinical trials; regulatory applications and related timelines, including the filing and approval timelines for Biologics License Applications and supplements; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; difficulties or unanticipated expenses in connection with integrating the companies; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Immunomedics’ stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; Immunomedics’ ability to meet post-approval compliance obligations (on topics including but not limited to product quality, product distribution and supply chain requirements, and promotional and marketing compliance); imposition of significant post-approval regulatory requirements on Immunomedics’ products, including a requirement for a post-approval confirmatory clinical study, or failure to maintain (if received) or obtain full regulatory approval for Immunomedics’ products due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; adverse impacts on business, operating results or financial condition in the future due to pandemics, epidemics or outbreaks, such as COVID-19; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 to be filed by Immunomedics and the Schedule TO and related tender offer documents to be filed by Gilead and Purchaser. All forward-looking statements are based on information currently available to Gilead and Immunomedics, and Gilead and Immunomedics assume no obligation and disclaim any intent to update any such forward-looking statements.

Additional Information and Where to Find It

The tender offer described in this document has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Immunomedics, nor is it a substitute for any tender offer materials that Gilead, Purchaser or Immunomedics will file with the SEC. A solicitation and an offer to buy shares of Immunomedics will be made only pursuant to an offer to purchase and related materials that Gilead intends to file with the SEC. At the time the tender offer is commenced, Gilead will file a Tender Offer Statement on Schedule TO with the SEC, and Immunomedics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. IMMUNOMEDICS’ STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be sent to all stockholders of Immunomedics at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Immunomedics. Free copies of these materials and certain other offering documents will be made available by Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer, which will be named in the Tender Offer Statement. Copies of the documents filed with the SEC by Immunomedics will be available free of charge under the “Investors” section of Immunomedics’ internet website at Immunomedics.com.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Immunomedics file annual, quarterly and current reports, proxy statements and other information with the SEC. Gilead’s and Immunomedics’ filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.